Exhibit 5.1

Yuval Horn, Keren Kanir*, Roy Ribon, Orly Sternfeld, Paz Abercohen, Danielle Wassner
Shimrit Roznek, Yonatan Levinstein, Assaf Unger, Uri Dotan, Maya Weiss Donin, Victoria Zilberman, Tal Gazanda, Shira Brami, Yuval Haddad, Shiran Glantz, Ana Eiskov, Tal Belkin

* Also admitted in New York

Tel-Aviv, April 13, 2021

Ref: 6066/60

To:

Vascular Biogenics Ltd.

8 HaSatat St.,

Modi’in, Israel 7178106

Ladies and Gentlemen:

Re: Registration Statement on Form F-3

We have acted as Israeli counsel for Vascular Biogenics Ltd., an Israeli company (the “Company”), in connection with the Registration Statement on Form F-3 (File No. 333-251821) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement, dated as of April 9, 2021 (the “Prospectus Supplement”) relating to the underwritten public offering by the Company (the “Offering”), contemplating: (i) the issuance and sale by the Company of an aggregate of 5,150,265 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”) of the Company (the “Shares”) and (ii) the issuance and sale by the Company of pre-funded warrants to purchase an additional 8,050,000 Ordinary Shares (the “Warrants” and the “Warrant Shares”). The Offering includes an over-allotment option granted to the underwriters of the Offering to purchase 1,980,039 Ordinary Shares.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the Prospectus Supplement; (ii)  resolutions of the audit committee and the board of directors which have heretofore been and, in each case, which relate to the Registration Statement, the Prospectus Supplement and other actions to be taken in connection with the Offering; and (iii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that upon payment to the Company of the consideration per Share and Warrant as described in the Prospectus Supplement and, with respect to item 3 below, upon payment of the Warrant exercise price:

1.	The Shares have been duly authorized and, when issued and sold in the Offering as described in the Prospectus Supplement, will be duly authorized, validly issued, fully paid and non-assessable;
2.	The Warrants have been duly authorized, and, when issued, delivered and paid for as described in the Prospectus Supplement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and
3.	The Warrant Shares, when and if issued upon exercise of the Warrants in the manner described in the Prospectus Supplement and in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Form 6-K and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus Supplement and “Enforceability of Civil Liabilities and Agent for Service of Process in the United States” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Offering that may alter, affect or modify the opinions expressed herein.

Sincerely yours,

/s/ Horn & Co. Law Offices

Horn & Co. Law Offices